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Exhibit 24.1

                               POWER OF ATTORNEY

Grand Financial Group Ltd., a company organized under the laws of the British Virgin Islands, with its principal address at Wickhams Cay, P.O. Box 146, Road Town, Tortola, BVI (the "Company"), hereby make, constitute and appoint Pavel Valentinovich Kulikov, a citizen of the Russian Federation, holding passport series VII-SB No. 607394, issued by Militia Department No. 49 of the City of Moscow on 7 April 1993, as its true and lawful attorney, to execute and cause to be filed with the United States Securities and Exchange Commission on behalf of the Company a Schedule 13D, or any other filings with the United States Securities and Exchange Commission necessary or appropriate, in respect of securities of Open Joint Stock Company Vimpel-Communications acquired for the account of Eco Telecom Limited and which the Company may be deemed to beneficially own, which Schedule 13D and any other such filings shall be in such form as such individual shall approve.

This power of attorney shall remain in effect for the earlier of the period of three months from the date of issue or until revoked in writing by the undersigned.

IN WITNESS WHEREOF, Grand Financial Group Ltd. has caused this instrument to be executed by its duly authorized director, lie. iur. Markus Hutter on the 7/th/ day of February 2002.

                          GRAND FINANCIAL GROUP LTD.

                          /s/ Markus Hutter
                          ------------------------------------
                          By: lie.iur. Markus Hutter
                          Title: Director


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